SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                FORM 12B-25

                                            Commission File Number 0-23600


                        NOTIFICATION OF LATE FILING

 (Check One):  [X] Form 10-K  [  ] Form 11-K  [  ] Form 20-F  [  ] Form 10-Q
               [ ] Form N-SAR

 For Period Ended: December 31, 1997

 [  ] Transition Report on Form 10-K  [  ] Transition Report on Form 10-Q
 [ ] Transition Report on Form 20-F [ ] Transition Report on Form N-SAR [ ] Transition Report on Form 11-K

      For the Transition Period Ended:__________________________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:___________________
 __________________________________________________________________________


                                  PART I
                           REGISTRANT INFORMATION

 Full name of registrant  MOVIEFONE, INC.

 Former name if applicable __________________________________________________

 Address of principal executive office (Street and number) 335 Madison Avenue

 City, state and zip code  New York, New York  10017


                                  PART II
                          RULE 12B-25 (B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [  ] (b)  The subject annual report, semi-annual report, transition report
           on Form 10-K, 20-F,   11-K or Form N-SAR, or portion thereof will
           be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [  ] (c)  The accountant's statement or other exhibit required by Rule 12b-
           25(c) has been attached if applicable.


                                 PART III
                                 NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      Due to administrative error, the Form 10-K was filed by EDGAR shortly after the 5:30 p.m. deadline on March 31, 1998.


                                 PART IV
                             OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

   Adam H. Slutsky                   (212)             450-8000
       (Name)                      (Area code)    (Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                      [X] Yes  [  ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      [   ] Yes  [X] No


                              MOVIEFONE, INC.
                (Name of Registrant as Specified in Charter)

 Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


 Date:  April 1, 1998                  By: /s/ ADAM H. SLUTSKY
                                           ___________________________
                                           Adam H. Slutsky
                                           Chief Operating Officer and Chief
                                           Financial Officer; Director